Exhibit 99.1

Ascent Industries Authorizes New 2.0 Million-Share Stock Repurchase Program

Schaumburg, Illinois, December 18, 2025 – Ascent Industries Co. (Nasdaq: ACNT) today announced that its Board of Directors has authorized a new stock repurchase program permitting the Company to repurchase up to 2.0 million shares of its common stock over a two-year period ending December 16, 2027.

Through the end of the third quarter of 2025, Ascent has repurchased approximately 7.2% of its outstanding shares based on its December 31, 2024 share count, reflecting active and disciplined execution of its capital allocation strategy.

The newly authorized program supersedes the Company’s prior stock repurchase authorization approved on February 18, 2025, under which the Company has already repurchased nearly 75% of the authorized shares.

Under the new authorization, shares may be repurchased from time to time at management’s discretion, subject to market conditions, through open-market purchases, privately negotiated transactions, or pursuant to Rule 10b5-1 trading plans, and in compliance with applicable securities laws.

“Today’s authorization reflects our conviction that Ascent’s current valuation does not fully reflect the earnings power of the business we are building,” said Bryan Kitchen, President and Chief Executive Officer. “This new authorization provides us with meaningful flexibility over the next two years to continue repurchasing shares when we believe doing so represents the most attractive use of capital for our shareholders.”

Kitchen added, “We remain committed to a balanced capital allocation strategy, investing in organic growth, maintaining balance-sheet strength, selectively pursuing M&A, and returning capital to shareholders when appropriate. At today’s valuation, we believe share repurchases remain a compelling use of capital.”

Under the program, the purchases will be funded from available working capital, and the repurchased shares will be returned to the status of authorized, but unissued shares of common stock or held in treasury. There is no guarantee as to the exact number of shares that will be repurchased by the Company, and the Company may discontinue purchases at any time that management determines additional purchases are not warranted. As of December 17, 2025, the Company had 9.38M shares outstanding.

Additional information about Ascent’s chemical solutions and capabilities is available at www.ascentchem.com.

About Ascent Industries Co.

Ascent Industries Co. (Nasdaq: ACNT) is a specialty chemicals platform focused on the development, production, and distribution of tailored, performance-driven chemical solutions. For more information about Ascent, please visit its website at www.ascentco.com.

Exhibit 99.1

Forward-Looking Statements

This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and to review the risks as set forth in more detail in Ascent Industries Co.’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC or on our website. Ascent Industries Co. assumes no obligation to update any forward-looking information included in this release.

Company Contact
Ryan Kavalauskas
Chief Financial Officer
1-630-884-9181

Investor Relations
1-630-884-9181
investorrelations@ascentco.com